Filing pursuant to Rule 424(b)(5)
Registration Statement No. 333-39492
PROSPECTUS SUPPLEMENT
(To Prospectus dated October 3, 2000)
3,000,000 Shares
Common Stock
     We are offering 3,000,000 shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “SMTL.” On December 15, 2005, the closing sale price of the common stock on the Nasdaq National Market was $10.40 per share. Concurrently with this offering, Raymon F. Thompson, the Chairman of our Board of Directors and our Chief Executive Officer, is offering 2,000,000 shares of our common stock pursuant to a separate prospectus supplement dated December 15, 2005 to a prospectus dated May 24, 2004. We will not receive any proceeds from the sale of shares by Mr. Thompson.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3.

	Per Share	Total
Public Offering Price	$9.8500	$29,550,000
Placement Agent Fee	$.5319	$1,595,700
Proceeds, before expenses, to Semitool, Inc.	$9.3181	$27,954,300

     We have engaged Needham & Company, LLC as our exclusive placement agent in connection with the shares offered by this prospectus supplement. The placement agent is not purchasing or selling any of these shares nor is it required to sell any specific number or dollar amount of shares, but will use its commercially reasonable efforts to arrange for the sale of the shares of common stock offered. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, aggregate placement agent fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Needham & Company, LLC
As Placement Agent
The date of this prospectus supplement is December 15, 2005.

PROSPECTUS

ABOUT THIS PROSPECTUS	1

WHERE YOU CAN FIND MORE INFORMATION	1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1

RISK FACTORS	3

SEMITOOL, INC.	14

USE OF PROCEEDS	15

DIVIDEND POLICY	15

DESCRIPTION OF SECURITIES	15

PLAN OF DISTRIBUTION	31

LEGAL MATTERS	32

EXPERTS	32

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.
     You should rely only on the information contained or incorporated by reference in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus. Neither we nor Needham & Company, LLC has authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. The information contained, or incorporated by reference, in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY
     The items in the following summary are described in more detail in this prospectus supplement, the prospectus or in the documents incorporated or deemed to be incorporated by reference herein or therein. This summary highlights selected information and does not contain all of the information that you should consider before investing in the shares. You should carefully read this entire prospectus supplement, including the “Risk Factors,” the accompanying prospectus, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or the “Company” mean Semitool, Inc. and its subsidiaries.
Our Company
     We design, manufacture, install and service highly-engineered equipment for use in the fabrication of semiconductor devices. Our products are focused on the wet chemical process steps in integrated circuit, or IC, manufacturing and include systems for wafer surface preparation and electrochemical deposition, or ECD, applications. Our surface preparation systems are designed for wet cleaning, stripping and etching processes, including photoresist and polymer removal and metal etching. Our ECD systems are used to plate copper and gold which is used for the IC’s internal wiring, or interconnects; to plate solder and gold bumps for wafer level packaging applications; and to plate other metals for various semiconductor and related applications. Our products address critical applications within the semiconductor manufacturing process, and help enable our customers to manufacture more advanced semiconductor devices that feature higher levels of performance. The fabrication of semiconductor devices typically requires several hundred manufacturing steps, with the number of steps continuing to increase for advanced devices. Due to the breadth of our product portfolio and advanced technology capabilities, our solutions address over 150 of these manufacturing steps.
     Semitool, Inc., a Montana corporation, was founded in 1979 and is headquartered in Kalispell, Montana. Our mailing address is 655 West Reserve Drive, Kalispell, MT 59901 and our telephone number is 406-752-2107. Additional information about the Company is available on our website at http://www.semitool.com. Information contained on our website does not constitute a part of this prospectus supplement.

The Offering

Common stock offered by us	3,000,000 shares

Common stock to be outstanding after this offering	31,732,777 shares

Use of proceeds	We intend to use the net proceeds from the sale by us of our common stock for general corporate purposes, including working capital. See “Use of Proceeds” on page S-15. We will not receive any of the proceeds from the concurrent sale by a selling shareholder of his shares of common stock under a separate prospectus.

Nasdaq National Market symbol	SMTL
     The number of shares of our common stock to be outstanding after the offering is based on 28,732,777 shares outstanding as of September 30, 2005 and excludes:
•	1,983,305 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $7.36 per share; and

•	2,566,700 shares of common stock available for future grants under our stock option plans.

RISK FACTORS
     Investing in our stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus supplement and the accompanying prospectus, including the additional information in our reports and other documents on file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. If any of the following risks actually occurs, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties, not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks and uncertainties occur, the trading price of our common stock could decline, and you might lose all or part of your investment.
Risks Related to Our Business
We have incurred significant net losses in the past, our future revenues are inherently unpredictable, and we may be unable to maintain profitability.
     We have incurred significant net losses in the past. Our operating results for future periods are subject to numerous uncertainties, and we cannot assure that we will be able to maintain the profitability that we achieved in fiscal 2005 and 2004. It is possible that in future quarters our operating results will decrease from the previous quarter or fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock could significantly decline.
Our quarterly operating results have varied in the past and will continue to vary significantly in the future, causing volatility in our stock price.
     Our quarterly operating results have varied significantly in the past and will continue to do so in the future, which will continue to cause our common stock price to fluctuate in the future. Some of the factors that may influence our operating results and subject our common stock to price and volume fluctuations include:
•	changes in customer demand for our systems, which is influenced by economic conditions, technological developments in the semiconductor industry, and the announcement or release of enhancements to existing products or new product offerings by our competitors;

•	demand for products that use semiconductors;

•	market acceptance of our systems and changes in our product offerings;

•	size and timing of orders from customers;

•	customer cancellations or delays in orders, shipments, and installations;

•	customer delays or rejections of final acceptance of our shipments;

•	changes in average selling price and product mix;

•	failure to ship an anticipated number of systems in the quarter;

•	product development costs, including research, development, engineering and marketing expenses associated with our introduction of new products and product enhancements;

•	sudden changes in component prices or availability;

•	manufacturing inefficiencies caused by uneven or unpredictable order patterns, reducing our gross margins;

•	costs associated with protecting our intellectual property;

•	level of our fixed expenses relative to our net sales; and

•	fluctuating costs associated with our international organization and international sales; including currency exchange rate fluctuations.
     During any quarter, a significant portion of our net sales may be derived from the sale of a relatively small number of high priced systems. The selling prices of our systems range from under $100,000 to in excess of $2.9 million. Accordingly, a small change in the number and/or mix of tools we sell may cause significant changes in our operating results.
     Variations in the amount of time it takes for our customers to accept our systems may cause our operating results to fluctuate. Securities and Exchange Commission Staff Accounting Bulletin 104 (SAB 104) “Revenue Recognition” provides guidance on the recognition of revenue for sales that involve contractual customer acceptance provisions and product installation commitments. Timing of revenue recognition from the sale of new systems, sales to new customers and installation services is subject to the length of time required to achieve customer acceptance after shipment, which could cause our operating results to vary from period to period.
     In light of these factors and the cyclical nature of the semiconductor industry, we expect to continue to experience significant fluctuations in quarterly and annual operating results. Moreover, many of our expenses are fixed in the short-term which, together with the need for continued investment in research and development, marketing and customer support, limits our ability to reduce expenses quickly in response to declines in sales. As a result, net sales could decline and harm our business, financial condition, results of operations and cash flows, which could cause our operating results to be below the public market analysts’ or investors’ expectations and the market price of our stock could decline.
Cyclicality in the semiconductor industry and the semiconductor equipment industry has historically led to substantial variations in demand for our products and consequently our operating results, and will continue to do so.
     Our operating results are subject to significant variation due to the cyclical nature of the semiconductor industry’s business cycles, the timing, length and volatility of which are difficult to predict. Our business depends upon the capital spending of semiconductor manufacturers, which, in turn, depends upon the current and anticipated market demand for semiconductors and products using semiconductors. The semiconductor industry has historically been cyclical because of sudden changes in demand for semiconductors and manufacturing capacity, including capacity utilizing the latest technology. The rate of changes in demand, including end-user demand, is accelerating, and the effect of these changes on us is occurring sooner, exacerbating the volatility of these cycles. These changes have affected the timing and amounts of customers’ capital equipment purchases and investments in new technology, and continue to affect our net sales, gross margin and results of operations.
     During downturns, the semiconductor equipment industry typically experiences a more pronounced percentage decrease in revenues than the semiconductor industry. The semiconductor industry experienced a downturn that began in fiscal 2001, which seriously affected our net sales, gross margin and results of operations. In addition, during downturns, it is critical to appropriately align our cost structure with prevailing market conditions, to minimize the effect of such downturns on our operations, and in particular, to continue to maintain our core research and development programs. If we are unable to align our cost structure in response to such downturns on a timely basis, or if such implementation has an adverse impact on our business, then our financial condition or results of operations may be negatively affected to an even larger extent during industry downturns.
     Conversely, during an upturn or periods of increasing demand for semiconductor manufacturing equipment, we may not have sufficient manufacturing capacity and inventory to meet customer demand. During an upturn we would be unable to predict the sustainability of a recovery, if any, and/or the industry’s rate of growth in such a recovery, both of which will be affected by many factors. If we are unable to effectively manage our resources and production capacity during an industry upturn, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.
We have experienced periods of rapid growth and decline in operating levels, and if we are not able to successfully manage these significant fluctuations, our business, financial condition and results of operations could be significantly harmed.
     We have experienced periods of significant growth and decline in net sales. Our net sales increased 36.4% from approximately $139.6 million in fiscal 2004 to approximately $190.4 million in fiscal 2005. However, there have been other periods of significant declines in net sales; for example, our net sales decreased 51.8% from approximately $256.5 million for fiscal 2001 to approximately $123.7 million for fiscal 2002. In addition, our consolidated orders backlog increased 62.6% from approximately $37.7 million at September 30, 2004 to $61.3 million at September 30, 2005. If we are unable to effectively manage periods of rapid decline or sales growth, our business, financial condition, results of operations and cash flows could be significantly harmed.
Our deferred revenue and orders backlog may not result in future net sales.
     Revenue recognition guidance requires that revenue and the associated profit from the sale of newly introduced systems, systems sales to new customers and substantive installation obligations that are subject to contractual customer acceptance provisions are deferred until the customer has acknowledged their acceptance of the system. If the system does not meet the agreed specifications and the customer refuses to accept the system, the deferred revenue and associated deferred profit will not be realized and we may be required to refund any cash payments previously received from the customer, which may harm our business, financial condition, results of operations and cash flows.
     Order backlog does not necessarily include all sales needed to achieve net revenue expectations for a subsequent period. We schedule the production of our systems based in part upon order backlog. Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. In addition, while we evaluate each customer order to determine qualification for inclusion in backlog, there can be no assurance that amounts included in backlog will ultimately result in future sales. A reduction in backlog during any particular period, or the failure of our backlog to result in future sales, could harm our business, financial condition, results of operations and cash flows.
Our continued high spending levels on research and development and the need to maintain a high level of customer service and support may, under certain circumstances, harm our results of operations.
     In order to remain competitive, we must maintain a high level of investment in research and development, marketing and customer service while controlling operating expenses.
     Our industry is characterized by the need for continued investment in research and development as well as a high level of worldwide customer service and support. As a result of our need to maintain spending levels in these areas, our operating results could be materially harmed if our net sales fall below expectations. In addition, because of our emphasis on research and development and technological innovation, our operating costs may increase further in the future, which could have a negative impact on our results of operations and cash flow in any given period.

     There can be no assurance that we will have sufficient resources to continue to make a high level of investment in research and development, marketing and customer service while controlling operating expenses or that our products will continue to be viewed as competitive as a result of technological advances by competitors or changes in semiconductor processing technology. Such competitive pressures may necessitate significant price reductions by us or result in lost orders, which could harm our business, financial condition, results of operations and cash flows.
We depend on our key customers with which we do not have long-term contracts. Any loss, cancellation, reduction or delay in purchases by, or failure to collect receivables from these customers could harm our business.
     Typically, we do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Sales are made pursuant to purchase orders, which can be cancelled or delayed by our customers at any time. Our customers are not required to make minimum purchases from us, or make purchases at any particular time; our customers are free to purchase products from our competitors; and our customers can stop purchasing our products at any time without penalty.
     Our ten largest customers accounted for approximately 58.2%, 56.9% and 58.4% of net sales in fiscal 2005, 2004 and 2003, respectively. There is a limited number of mostly large companies operating in the highly concentrated, capital intensive semiconductor industry. Accordingly, we expect that we will continue to depend on a relatively small number of large companies for a significant portion of our net sales. Although the composition of the group of largest customers may change from year to year, the loss of, or a significant curtailment of purchases by, one or more of our key customers or the delay or cancellation of a large order could cause our net sales to decline significantly, which would harm our business, financial condition, results of operations and cash flows. Similarly, delays in payments by large customers could have a significant impact on our cash flows.
Intense competition in the markets in which we operate may adversely affect our market share and reduce demand for our products.
     We face substantial competition from established competitors, some of which have:
•	greater financial, marketing, technical and other resources;

•	broader and integrated product lines;

•	more extensive customer support capabilities; and

•	larger sales organizations and customer bases.
     We may also face competition from new market entrants. Our ability to compete successfully in the future depends on a number of factors, including:
•	system performance, quality and reliability;

•	upfront price and maintenance costs of using our products;

•	ability to ship products on time to meet customers’ demands;

•	timeliness and quality of technical support service; and

•	our success in developing new and enhanced products.

     Due to intense competitive conditions in the semiconductor equipment industry, we have from time to time selectively reduced prices on our systems in order to protect our market share, and competitive pressures may necessitate further price reductions. Periodically, our competitors announce the introduction of new products or lower prices which can affect our customers’ decisions to purchase our systems, the prices we can charge for our systems and the level of discounts we grant our customers.
     Moreover, there has been significant merger and acquisition activity among our competitors and potential competitors. These combinations may provide our competitors and potential competitors with a competitive advantage over us by enabling them to more rapidly expand their product offerings and service capabilities to meet a broader range of customer needs. Many of our customers and potential customers are relatively large companies that require global support and service for their semiconductor manufacturing equipment. Our larger competitors have more extensive infrastructures, which could place us at a disadvantage when competing for the business of global semiconductor device manufacturers.
     We expect our competitors to continue to improve the design and performance of their products. We cannot assure you that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price, performance and/or cost of ownership features, or that new processes or technologies will not emerge that render our products less competitive or obsolete.
     As a result of the substantial investment required to evaluate and select capital equipment and integrate it into a production line, we believe that once a manufacturer has selected certain capital equipment from a particular vendor, there is a tendency for the manufacturer to rely upon that vendor to provide equipment for the specific production line application and may seek to rely upon that vendor to meet other capital equipment requirements. Accordingly, we may be at a competitive disadvantage for a protracted period of time with respect to a particular customer if that customer utilizes a competitor’s manufacturing equipment.
We introduced our Raider platform in 2003, which accounts for a substantial portion of current and anticipated sales.
     We introduced our Raider platform in 2003 and intend to leverage this core technology platform, which is based on our prior platforms, to expand our product portfolio and increase market opportunities. We expect that revenue from this product platform will continue to account for a significant portion of our revenue. Accordingly, acceptance of this product platform is critical to our future success. Factors that may affect the market acceptance of this product include the performance, price and total cost of ownership of the product, and the availability, functionality and price of competing products and technologies. Failure of this new product to maintain market acceptance would significantly impact our prospects.
Rapid technological change could make our products and inventories obsolete or unmarketable for specific applications.
     We operate in an industry that is subject to evolving industry standards, rapid technological changes, rapid changes in customer demands and the rapid introduction of new, higher performance systems with shorter product life cycles. For example, recent trends in semiconductor manufacturing include the move towards smaller device features to lower cost and improve performance, the use of new materials, such as copper, to achieve higher speed and performance of an integrated circuit, and the migration to 300mm diameter wafers from 200mm diameter wafers to increase productivity and reduce costs. As a result of these and other trends in our industry, we expect to continue to make significant investments in research and development. Although, historically, we have had adequate funds from operations to devote to research and development, there can be no assurance that we will have funds available, and in sufficient quantities, in the future for such research and development activities. Introductions of new products by us or our competitors could adversely affect sales of our existing products and may cause these existing products and related inventories to become obsolete or unmarketable, or otherwise cause our customers to defer or cancel orders for existing products. We may be unable to develop and introduce new products or enhancements to our existing products on a timely basis or in a manner which satisfies customer needs or achieves widespread market acceptance. Any significant delay in releasing new systems could adversely affect our reputation, give a competitor a first-to-market advantage or allow a competitor to achieve greater market share. These effects of rapid technological change could harm our business, financial condition, results of operations and cash flows.

Our results of operations may suffer if we do not effectively manage our inventories or are required to write down our inventories due to changing market demands for our products.
     To achieve commercial success with our products, we need to manage our inventory of component parts and finished goods effectively to meet changing customer product and volume requirements. Some of our products and supplies, have in the past and may in the future, become obsolete, while in inventory, due to rapidly changing customer specifications or slowdowns in demand for existing products ahead of new product introductions by us or our competitors. If we are not successfully able to manage our inventory, including our spare parts inventory, we may need to write off unsaleable or obsolete inventory, which would adversely affect our results of operations. For example, in the fourth quarter of fiscal 2003, we wrote down inventory by $19.1 million primarily due to a change in forecasted demand for certain of our products due to the introduction of our new Raider platform.
Our dependence on key suppliers could delay shipments and increase our costs.
     Some components and subassemblies included in our products are obtained from a single source or a limited group of suppliers. The loss of, or disruption in, shipments from these sole or limited source suppliers could, in the short-term, adversely affect our business and results of operations. Further, a significant increase in the price of one or more of these components could harm our business, financial condition, results of operations and cash flows.
Our future success depends on international sales.
     Our net sales attributable to customers outside the United States as a percentage of our total net sales were approximately 72.7%, 51.8% and 61.4% in fiscal 2005, 2004 and 2003, respectively. We expect net sales outside the United States to continue to represent a significant portion of our future net sales. Sales to customers outside the United States are subject to various risks, including:
•	exposure to currency fluctuations and related derivatives used to hedge such fluctuations;

•	exposure of foreign accounts to foreign exchange translations;

•	political and economic instability, including terrorism;

•	unexpected changes in regulatory requirements;

•	tariffs and other market barriers;

•	potentially adverse tax consequences;

•	outbreaks of hostilities, particularly in Israel, Korea, Taiwan or China;

•	difficulties in managing foreign sales representatives and distributors; and

•	difficulties in staffing and managing foreign branch operations.
     A substantial portion of our international sales are denominated in U.S. dollars. Therefore, if the U.S. dollar rises in value in relation to foreign currencies, our systems will become more expensive to customers outside the United States and less competitive with systems produced by competitors outside the United States. Such conditions could negatively impact our international sales.

     Although we endeavor to meet technical standards established by foreign standards setting organizations, there can be no assurance that we will be able to comply with changes in foreign standards in the future.
Variations in the amount of time it takes for us to sell our systems may cause fluctuations in our operating results, which could cause our stock price to decline.
     Variations in the length of our sales cycles could cause our net sales, and thus our business, financial condition, results of operations and cash flows, to fluctuate widely from period to period. This variation could cause our stock price to decline. Our customers generally take a long time to evaluate many of our products before committing to a purchase. We expend significant resources educating and providing information to our prospective customers regarding the uses and benefits of our systems. The length of time it takes us to make a sale depends upon many factors, including:
•	the efforts of our sales force and our independent sales representatives and distributors;

•	the complexity of our customers’ fabrication processes;

•	the internal technical capabilities and sophistication of the customer; and

•	capital spending by our customers.
     Because of the number of factors influencing the sales cycle, the period between our initial contact with a potential customer and the time when we recognize revenue from our customer, if ever, varies widely in length. Our sales cycle typically ranges from one month to two years. Occasionally our sales cycle can be even longer, particularly with our international customers and new technologies. The subsequent build cycle, or the time it takes us to build a product to customer specifications after receiving an order, typically ranges from one to six months. During these cycles, we commit substantial resources to our sales efforts in advance of receiving any revenue, and we may never receive any revenue from a customer despite our sales efforts.
     When a customer purchases one of our systems, that customer often evaluates the performance of the system for a lengthy period before considering the purchase of more systems. The number of additional products a customer may purchase from us, if any, depends on many factors, including the customer’s capacity requirements. The period between a customer’s initial purchase and subsequent purchases, if any, often varies from two to twelve months or longer, and variations in length of this period could cause further fluctuations in our business, financial condition, results of operations, cash flows, and possibly our stock price.
If we deliver systems with defects, our credibility may be harmed, sales and market acceptance of our systems may decrease and we may incur liabilities associated with those defects.
     Our systems are complex and sometimes have contained errors, defects and software bugs when introduced. If we deliver systems with errors, defects or software bugs, our credibility and the market acceptance and sales of our systems could be harmed. Further, if our systems contain errors, defects or software bugs, we may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to commercial and/or product liability as a result of lawsuits against us or against our customers. We have agreed to product liability indemnities. Our product and commercial liability insurance policies currently provide only limited coverage per claim. In the event of a successful product liability and/or commercial claim, we could be obligated to pay damages that may not be covered by insurance or that are significantly in excess of our insurance limits.
Failure of our products to gain market acceptance would adversely affect our financial condition and our ability to provide customer service and support.
     We believe that our growth prospects depend upon our ability to gain customer acceptance of our products and technology. Market acceptance of products depends upon numerous factors, including compatibility with existing manufacturing processes and products, perceived advantages over competing products and the level of customer service available to support such products. Moreover, manufacturers often rely on a limited number of equipment vendors to meet their manufacturing equipment needs. As a result, market acceptance of our products may be adversely affected to the extent potential customers utilize a competitor’s manufacturing equipment. There can be no assurance that growth in sales of new products will continue or that we will besuccessful in obtaining broad market acceptance of our systems and technology.

     We expect to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of any new systems. Our ability to commercially introduce and successfully market any new products is subject to a wide variety of challenges during this development cycle, including start up delays, design defects and other matters that could delay the introduction of these systems to the marketplace. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales of our systems in order to recoup research and development expenditures. The failure of any of our new products to achieve market acceptance would harm our business, financial condition, results of operations and cash flows.
We manufacture substantially all of our equipment at a single facility and any prolonged disruption in the operations of that facility could have a material adverse effect on our net sales.
     We manufacture substantially all of our equipment in our primary manufacturing facility located in Kalispell, Montana. Our manufacturing processes are highly complex and require sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, destruction or damage as a result of a fire or any other reason, could seriously harm our ability to satisfy our customer order deadlines. If we cannot provide timely delivery of our systems, our business, financial condition, results of operations and cash flows would be adversely affected to a significant extent.
If we require additional capital in the future, it may not be available, or if available, may not be on terms acceptable to us.
     We believe that our existing balances of cash, cash equivalents and marketable securities, our cash flow from operations, and a revolving credit facility we finalized in November 2004 and amended in the first quarter of fiscal 2006 will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional financing to fund our operations in the future. As a result of growing our business, we experienced negative cash flows from operating activities of $9.6 million for the year ended September 30, 2005. We experienced negative cash flows from operating activities of $10.1 million for the year ended September 30, 2003. Despite the negative cash flows from operating activities, we have been able to fulfill our working capital and capital expenditure needs due to available cash resources and maintaining adequate debt financing arrangements. Although we expect existing debt financing arrangements and cash flows generated from operating activities to be sufficient to fund operations at the current and projected levels in the future, there is no assurance that our operating plan will be achieved. We may need to take actions to reduce costs, seek alternative financing arrangements or pursue additional placement of our common stock.
     A significant contraction in the capital markets, particularly in the technology sector, may make it difficult for us to raise additional capital in the future, if and when it is required, especially if we are unable to maintain profitability. If adequate capital is not available to us as required, or is not available on favorable terms, our shareholders may be subject to significant dilution in their ownership if we raise additional funds through the issuance of equity securities, or we could be required to significantly reduce or restructure our business operations.
     The above mentioned revolving credit facility provides for up to $30 million in borrowings. There is no assurance that this facility will be sufficient to meet our cash needs.
Compliance with environmental regulations may be very costly, and the failure to comply could result in liabilities, fines and cessation of our business.
     We are subject to a variety of governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals. Current or future regulations could require us to purchase expensive equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by us to control the use of, or adequately restrict the discharge or disposal of, hazardous substances could subject us to future liabilities, result in fines being imposed on us, or result in the suspension of production or cessation of our manufacturing operations.

If the protection of our proprietary rights is inadequate, our business could be harmed.
     We place a strong emphasis on the technically innovative features of our products and, where available, we generally seek patent protection for those features. We currently hold 295 U.S. patents, some with pending foreign counterparts, have approximately 188 U.S. patent applications pending and intend to file additional patent applications, as we deem appropriate. There can be no assurance that patents will issue from any of our pending applications or that existing or future patents will be sufficiently broad to protect our technology. While we attempt to protect our intellectual property rights through patents, copyrights and non-disclosure agreements, there can be no assurance that we will be able to protect our technology, or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries do not protect our intellectual property to the same extent as the laws of the United States. Furthermore, certain types of intellectual property are country-specific; for example, U.S. patents provide protection in the U.S. but generally do not provide protection outside the U.S. Moreover, there can be no assurance that our existing or future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide meaningful competitive advantages to us. In any of such events, our business, financial condition, results of operations and cash flows could be harmed.
     There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Although we are not aware of any potential infringement by our products of any patents or proprietary rights of others, further commercialization of our technology could provoke claims of infringement from third parties.
     In addition, we rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. However, employees may breach these agreements, and we may not have adequate remedies for any breach. In any case, others may come to know about or determine our trade secrets through a variety of methods.
     Now and in the future, litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend us against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could cause us to accrue substantial cost or divert our management or resources, which by itself could have a material adverse effect on our financial condition, results of operations and cash flows. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities and damages to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could harm our business, financial condition, results of operations and cash flows.
Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States.
     In fiscal 2005, approximately 72.7% of our net sales were derived from sales in foreign countries, including certain countries in Asia such as Singapore, Taiwan, Japan, China and Korea. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries, some of which are countries in which we have sold and continue to sell systems. For example, in many countries other than the U.S., the public disclosure of an invention prior to the filing of a patent application for the invention would invalidate the ability of a company to obtain a patent. Similarly, in contrast to the United States where the contents of patent applications may remain confidential during the patent prosecution process in certain cases, the contents of a patent application may be published before a patent is granted, which provides competitors an advanced view of the contents of applications prior to the establishment of patent rights. For these and other reasons, we also have not filed patent applications in these countries to the same extent that we file in the U.S. There is a risk that our means of protecting our proprietary rights may not be adequate in these countries. Our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.

Anti-takeover provisions in our charter documents could adversely affect the rights of the holders of our common stock.
     Our Articles of Incorporation authorize our Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without further vote or action by the shareholders. We have no present plans to issue any preferred stock in order to deter a takeover and/or adopt additional anti-takeover measures. If such actions are taken in the future, they may make a change of control difficult, even if a change of control would be beneficial to our shareholders.
     Any anti-takeover provisions, including any issuance of preferred stock, could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of us. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.
We must attract and retain key personnel to help direct and support our future growth. Competition for such personnel in our industry can be high.
     Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, customer support, finance and manufacturing personnel. The loss of any of these key personnel, particularly our Chairman and Chief Executive Officer, Raymon F. Thompson, who would be extremely difficult to replace, could harm our business and operating results. We do not have key person life insurance on any of our executives. Further, to support future growth, we will need to attract and retain additional qualified employees. The pool of qualified applicants is limited and it can be difficult to hire and relocate personnel from other areas. Competition for such personnel can be intense, and we may not be successful in attracting and retaining qualified senior executives and other employees.
Risks Related to this Offering
We may need additional capital in the future, and financing may not be available.
     We believe that we have sufficient cash and cash equivalents, along with the net proceeds from the sale of 3,000,000 shares by us in this offering, any funds that we generate from operations and amounts available under our credit facility, to meet operating expenses and planned capital expenditures through fiscal 2006 and into the foreseeable future. However, we cannot assure you that these resources will be sufficient. Our cash requirements will depend on numerous factors, including the rate of growth of our sales, the timing and levels of products purchased, payment terms and credit limits from manufacturers, the timing and level of our accounts receivable collections and our ability to manage our business profitability.
     We may also raise additional funds through public or private debt or equity financings, and these financings would likely dilute our shareholders. We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to competitive pressures. In any such case, our business, operating results or financial condition could be materially adversely affected.
Management will have broad discretion as to the use of the net proceeds from our sale of shares in this offering, and we may not use the net proceeds effectively.
     We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds we receive from our sale of shares in the offering and could use them for purposes other than those contemplated at the time of this offering. Our other shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. See “Use of Proceeds” at page S-15 for a description of our management’s intended use of the net proceeds we receive from this offering.

Our executive officers and directors will continue to have substantial control over our company after this offering, which may prevent you or other shareholders from influencing significant corporate decisions.
     As of December 1, 2005, Raymon F. Thompson, our Chairman and Chief Executive Officer, beneficially owned approximately 41.2% of our outstanding common stock. In addition, as of December 1, 2005, our executive officers and directors as a group owned approximately 41.3% of our outstanding common stock. After giving effect to this offering of 3,000,000 shares by us, and the concurrent sale by Mr. Thompson of 2,000,000 shares of our common stock, Mr. Thompson will beneficially own approximately 31.0% of our outstanding common stock. As a result, our executive officers and directors will continue, if they so choose, to be able to significantly influence all matters requiring shareholder approval. These matters include the election of directors and approval of significant corporate transactions, such as a merger, consolidation, takeover or other business combination involving us. Our existing principal shareholders, executive officers and directors may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership could also adversely affect the market price of our common stock or reduce any premium over market price that an acquirer might otherwise pay.
Our stock price is volatile, and you may not be able to resell your shares at or above the offering price.
     The market price of our common stock has been, and we expect will continue to be, subject to significant volatility. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:
•	our perceived prospects;

•	variations in our operating results and whether we have achieved key business targets;

•	changes in, or our failure to meet, earnings estimates;

•	changes in securities analysts’ buy/sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

•	general economic, political or stock market conditions.
     The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future.
We do not anticipate declaring any cash dividends on our common stock.
     We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential” and similar words or phrases or the negatives of these words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in these statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
     Because the risk factors referred to above, as well as the risk factors incorporated by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS
     We intend to use the net proceeds of any sale of securities by us pursuant to this prospectus supplement for general corporate purposes, including working capital. We will not receive any of the proceeds from the concurrent sale with this offering of 2,000,000 shares by Mr. Thompson, the Chairman of our Board of Directors and our Chief Executive Officer.
DIVIDEND POLICY
     To date, we have paid no cash dividends to our shareholders. We have no plans to pay cash dividends in the near future.

PLAN OF DISTRIBUTION
     We have entered into a placement agency agreement with Needham & Company, LLC. Under the placement agency agreement, Needham & Company, LLC is acting as our exclusive placement agent in connection with this offering and will use commercially reasonable efforts to arrange for the sale to selected institutional investors of all 3,000,000 shares we are offering by this prospectus supplement. The placement agent has no obligation to buy any of the shares from us, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the shares. The placement agent will concurrently be acting as placement agent for Raymond F. Thompson for the sale of up to 2,000,000 shares of common stock.
     The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our officers, our counsel, and our independent auditors. We will enter into purchase agreements directly with the investors in connection with this offering.
     We currently anticipate the closing of the sale of the shares on December 21, 2005. On such closing date, the following will occur:
•	we will receive funds in the amount of the aggregate purchase price of the shares of common stock being sold by us on such closing date, less the amount of the placement agent’s fee we are paying to Needham & Company, LLC;

•	we will cause to be delivered shares of common stock being sold on such closing date in certificated or book-entry form;

•	we will pay Needham & Company, LLC the placement agent’s fee in accordance with the terms of the placement agency agreement; and

•	Mr. Thompson will receive funds for the shares of common stock that he is concurrently selling, and will pay Needham & Company, LLC a placement fee in accordance with the terms of the placement agency agreement.
     We have agreed to pay the placement agent total placement agent fees equal to 5.4% of the gross proceeds of the offering of shares by us. The following table shows the per share and total placement agent fee to be paid to the placement agent by us. These amounts are shown assuming all of the shares offered pursuant to this prospectus supplement are issued and sold by us.

	Per Share	Total
Placement Agent Fee	$0.5319	$1,595,700
     There is no minimum offering amount required as a condition to closing in this offering. Accordingly, we may sell substantially fewer than 3,000,000 shares of common stock, in which case our net proceeds would be substantially reduced and the total placement agent fee may be substantially less than the maximum total set forth above.
     We have also agreed to reimburse the placement agent for all costs and expenses incident to the performance of our obligations in connection with this offering. We estimate that the total expenses of the offering by us and the concurrent offering by the selling shareholder, excluding the placement agent fees, will be approximately $200,000.

     We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from the placement agent’s engagement as exclusive placement agent in connection with this offering. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.
     The placement agency agreement with Needham & Company, LLC will be filed as an exhibit to a Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.
     We have agreed not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus without the prior written consent of Needham & Company, LLC. Notwithstanding the foregoing, if (1) during the last 17 days of this 90-day period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of this 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of this 90-day period, the lock-up restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The lock-up restrictions do not apply to any existing employee benefit plans. Our directors and officers have agreed not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. This 90-day lock up period is also subject to extension if we issue an earnings release or material news or a material event relating to us occurs, as described above. Needham & Company, LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock up agreements.
     The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

LEGAL MATTERS
     The validity of the securities being offered hereby will be passed upon by Richard Hegger, General Counsel to the Company. Certain legal matters in connection with this offering will be passed upon for the placement agent by Fenwick & West LLP, Mountain View, California.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended September 30, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as any other material we file with the SEC, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Semitool, Inc. The SEC’s Internet site can be found at http://www.sec.gov.
     The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement.
     The following documents filed with the SEC are incorporated by reference in this prospectus supplement:
•	Our annual report on Form 10-K for the fiscal year ended September 30, 2005, filed with the SEC on December 14, 2005;

•	Our reports on Form 8-K filed on October 3, 2005, November 18, 2005 and December 7, 2005; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on January 27, 1995 (File No. 0-25424).
     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Requests should be directed to Larry A. Viano, Semitool, Inc., 655 West Reserve Drive, Kalispell, Montana 59901, (406) 752-2107.

DATED OCTOBER 3, 2000
PROSPECTUS
$75,000,000
[LOGO]
COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
WARRANTS, DEBT SECURITIES AND
WARRANTS TO PURCHASE DEBT SECURITIES

     We may offer, from time to time, in one or more series or classes and in amounts, at prices and on terms that we will determine at the time of offering, with an aggregate public offering price of up to $75,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale):
•	shares of our common stock;

•	shares of our preferred stock, in one or more series;

•	our depositary shares;

•	our warrants to purchase shares of common stock or preferred stock;

•	our debt securities; and

•	our warrants to purchase debt securities.
     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.
SEE “RISK FACTORS” BEGINNING ON PAGE 3 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.
THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is October 3, 2000.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell any combination of the common stock, preferred stock, depositary shares, warrants, debt securities and debt warrants described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or the “Company” mean Semitool, Inc. and its subsidiaries. When we refer to our “Charter” we mean our Restated Articles of Incorporation, as amended.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.
     We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:
•	our annual report on Form 10-K for the year ended September 30, 1999;

•	our quarterly reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000;

•	our proxy statement on Schedule 14A for our 2000 annual meeting of shareholders;

•	our current reports on Form 8-K dated July 6, 2000, July 7, 2000 and July 10, 2000;

•	our registration statement on Form 8-A filed with the commission on January 27, 1995; and

•	Each document filed by us pursuant to sections 13(a), 13(c), 14 and 15(d) of the securities exchange act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of all securities to which this prospectus relates.
     You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.
     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to William A. Freeman, Semitool, Inc., 655 West Reserve Drive, Kalispell, Montana 59901, (406) 752-2107.

RISK FACTORS
     ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.
     CYCLICALITY IN THE SEMICONDUCTOR INDUSTRY HAS HISTORICALLY LED TO SUBSTANTIAL DECREASES IN DEMAND FOR OUR SYSTEMS AND MAY FROM TIME TO TIME CONTINUE TO DO SO.
     Our operating results are subject to significant variation due to the cyclical nature of the semiconductor industry. Our business depends upon the capital expenditures of semiconductor manufacturers, which, in turn, depend upon the current and anticipated market demand for semiconductors and products using semiconductors. The semiconductor industry experienced a downturn in 1998 and 1999 which seriously harmed our operating results during that period. Typically, the semiconductor equipment industry has experienced more pronounced decreases in net sales than the semiconductor industry as a whole. Our net sales decreased from $194.0 million in fiscal 1997 to $180.5 million in fiscal 1998, and to $122.5 million in fiscal 1999. Any further downturns in the semiconductor industry will likely lead to proportionately greater downturns in our net sales.
     Although there are indications that the semiconductor industry may be improving:
•	the semiconductor industry may experience other, possibly more severe and prolonged, downturns in the future;

•	any continued recovery of the semiconductor industry may not result in an increased demand by semiconductor manufacturers for capital equipment or our products; and

•	the semiconductor industry may not continue to improve.
     Any future downturn in the semiconductor industry, or any failure of that industry to fully recover from its recent downturn, will harm our business, financial condition, results of operations and cash flows.
OUR OPERATING RESULTS HAVE IN THE PAST VARIED AND PROBABLY WILL CONTINUE TO VARY SIGNIFICANTLY IN THE FUTURE FROM QUARTER TO QUARTER, CAUSING VOLATILITY IN OUR STOCK PRICE.
     Our quarterly operating results have varied significantly in the past and may continue to do so in the future, which could cause our stock price to decline. Some of the factors that may influence our operating results and subject our common stock to extreme price and volume fluctuations include:
•	changes in customer demand for our systems, which is influenced by economic conditions in the semiconductor industry;

•	demand for products that use semiconductors;

•	market acceptance of our systems and those of our customers and changes in our product offerings;

•	the timing, cancellation or delay of customer orders and shipments;

•	product development costs, including research, development, engineering and marketing expenses associated with our introduction of new products and product enhancements; and

•	the levels of our fixed expenses relative to our net sales.
     In light of these factors and the cyclical nature of the semiconductor industry, we expect to continue to experience significant fluctuations in quarterly and annual operating results. Moreover, many of our expenses are fixed in the short-term which, together with the need for continued investment in research and development, marketing and customer support, limits our ability to reduce expenses quickly. As a result, declines in net sales could harm our business, financial condition, results of operations and cash flows.
OUR NET SALES MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER DUE TO RELATIVELY SMALL FLUCTUATIONS IN OUR UNIT SALES.
     During any quarter, a significant portion of our net sales may be derived from the sale of a relatively small number of systems. For example, our batch processing tools range in price from approximately $15,000 to $3.2 million per tool and our single wafer processing tools for cleaning, stripping and etching range in price from $300,000 to $2.2 million per tool. Accordingly, a small change in the number of tools we sell may also cause significant changes in our operating results. This, in turn, could cause fluctuations in the market price of our common stock.
VARIATIONS IN THE AMOUNT OF TIME IT TAKES FOR US TO SELL OUR SYSTEMS MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.
     Variations in the length of our sales cycles could cause our net sales, and thus our business, financial condition, operating results and cash flows, to fluctuate widely from period to period. This variation could cause our stock price to decline. Our customers generally take a long time to evaluate many of our products before committing to make a purchase. We expend significant resources educating and providing information to our prospective customers regarding the uses and benefits of our systems. The length of time it takes us to make a sale depends upon many factors, including:
•	the efforts of our sales force and our independent sales representatives;

•	the complexity of the customer’s fabrication processes;

•	the internal technical capabilities and sophistication of the customer; and

•	capital expenditure budget cycle of our customers.
     Because of the number of factors influencing the sales cycle, the period between our initial contact with a potential customer and the time when we recognize revenue from that customer, if ever, varies widely in length. Our sales cycle typically ranges from one to twelve months. Sometimes our sales cycle can be much longer, particularly with our international customers. The subsequent build cycle, or the time it takes us to build a product to customer specifications after receiving an order, typically ranges from one to six months. During these cycles, we commit substantial resources to our sales efforts in advance of receiving any revenue, and we may never receive any revenue from a customer despite our sales efforts.
     When a customer purchases one of our systems, that customer often evaluates the performance of the system for a lengthy period before potentially purchasing any more of our systems. The number of additional products a customer may purchase from us, if any, oftentimes depends on many factors, including a customer’s capacity requirements. The period between a customer’s initial purchase and subsequent purchases, if any, often varies from two to twelve months or longer, and variations in length of this period could cause further fluctuations in our operating results and possibly in our stock price.

RAPID TECHNOLOGICAL CHANGE COULD MAKE OUR PRODUCTS OBSOLETE OR UNMARKETABLE FOR SPECIFIC APPLICATIONS.
     We operate in an industry that is subject to evolving industry standards, rapid technological changes, rapid changes in customer demands and the rapid introduction of new, higher performance systems with shorter product life cycles. As a result, we expect to continue to make significant investments in research and development. Although, historically, we have had adequate funds from operations to devote to research and development, there can be no assurance that such funds will be available in the future or, if available, that they will be adequate. Also, we must manage product transitions successfully, since announcements or introductions of new products by us or our competitors could adversely affect sales of our existing products because these existing products can become obsolete or unmarketable for specific purposes. There can be no assurance that we will be able to develop and introduce new products or enhancements to our existing products on a timely basis or in a manner which satisfies customer needs or achieves widespread market acceptance. Any significant delay in releasing new systems could adversely affect our reputation, give a competitor a first-to-market advantage or allow a competitor to achieve greater market share. The failure to adjust to rapid technological change could harm our business, financial condition, results of operations and cash flows.
OUR ELECTROCHEMICAL DEPOSITION PRODUCTS MAY BECOME OBSOLETE OR TECHNOLOGICAL CHANGES MAY REDUCE OR LIMIT INCREASES IN EQUIPMENT CONSUMPTION, PARTICULARLY FOR COPPER INTERCONNECTS.
     Our business is to a large extent affected by the adoption of our family of electrochemical deposition tools, primarily for copper interconnect plating applications. Accordingly, our business would suffer if these products became obsolete or if sales of these products decreased. Our success depends on our ability to keep pace with technological changes and advances in the semiconductor industry and to adapt and improve our products in response to evolving customer needs and industry trends. Since its inception the semiconductor industry has experienced rapid technological change in the design, manufacture, performance and application of ICs and these changes are expected to continue in the future. Therefore, one or more developments in the semiconductor industry may render our products obsolete or less important to the IC manufacturing process, including:
•	increased competition from new or existing competitors who produce electrochemical deposition equipment;

•	the adoption of a new process for fabricating interconnects on ICs; and

•	advances in deposition technology that make it possible to deposit metal interconnects, such as copper, without our electrochemical deposition process.
FAILURE OF OUR PRODUCTS TO GAIN MARKET ACCEPTANCE WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.
     We believe that our growth prospects depend upon our ability to gain customer acceptance of our products and technology. Market acceptance of products depends upon numerous factors, including compatibility with existing manufacturing processes and products, perceived advantages over competing products and the level of customer service available to support such products. Moreover, manufacturers often rely on a limited number of equipment vendors to meet their manufacturing equipment needs. As a result, market acceptance of our products may be adversely affected to the extent potential customers utilize a competitor’s manufacturing equipment. There can be no assurance that growth in sales of new products will continue or that we will be successful in obtaining broad market acceptance of our systems and technology.
     We expect to spend a significant amount of time and resources to develop new systems and refine existing systems. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of any new systems. Our ability to commercially introduce and successfully market any new systems is subject to a wide variety of challenges during this development cycle, including start-up bugs, design defects and other matters that could delay introduction of these systems to the marketplace. In addition, since our customers are not obligated by long-term contracts to purchase our systems, our anticipated product orders may not materialize, or orders that do materialize may be cancelled. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales of our systems in order to recoup research and development expenditures. The failure of any of our new products to achieve market acceptance would harm our business, financial condition, results of operation and cash flows.
OUR ABILITY TO REDUCE COSTS IS LIMITED BY OUR ONGOING NEED TO INVEST IN RESEARCH AND DEVELOPMENT.
     Our industry is characterized by the need for continued investment in research and development as well as customer service and support. As a result of our need to maintain our spending levels in these areas, our operating results could be materially harmed if our net sales fall below expectations. In addition, because of our emphasis on research and development and technological innovation, our operating costs may increase further in the future. We expect our research and development expenses to increase in absolute dollars for the foreseeable future.
IF THE SEMICONDUCTOR INDUSTRY FAILS TO BROADLY ACCEPT COPPER AS A REPLACEMENT FOR ALUMINUM AS THE WIRING CHOICE FOR ADVANCED SEMICONDUCTOR DEVICES, OUR COPPER PLATING PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE.
     Industries that use semiconductors are demanding increasingly complex, higher performance devices. Traditionally, semiconductor devices have used aluminum alloys to connect the transistors. However, we believe that as interconnects become increasingly smaller, copper is evolving as a replacement for aluminum as the wiring choice for advanced ICs. Our plating products are designed for plating copper on the wafer for copper interconnects and for cleaning the wafer after the plating process. If the semiconductor industry as a whole does not transition to copper interconnects, our copper plating and associated cleaning products will not achieve market acceptance or profitability.
INTENSE COMPETITION IN THE MARKETS IN WHICH WE OPERATE MAY REDUCE THE DEMAND FOR OUR PRODUCTS.
     The markets in which we compete are highly competitive. We face substantial competition from established competitors, some of which have:
•	greater financial, marketing, technical and other resources;

•	broader product lines;

•	more extensive customer support capabilities; and

•	larger sales organizations and customer bases.
     We may also face competition from new market entrants. Significant competitive factors in the semiconductor equipment market and other markets, in which we compete, include system performance and flexibility, cost of ownership, the size of each manufacturer’s installed customer base, customer service and support capabilities and breadth of product lines. In order to remain competitive, we must maintain a high level of investment in research and development, marketing and customer service while controlling operating expenses. There can be no assurance that we will have sufficient resources to continue to make such investments or that our products will continue to be viewed as competitive as a result of technological advances by competitors or changes in semiconductor processing technology. Our competitors may also increase their efforts to gain and retain market share through competitive pricing. Such competitive pressures may necessitate significant price reductions by us or result in lost orders which could harm our business, financial condition, results of operations and cash flows.
     Moreover, there has been significant merger and acquisition activity among our competitors and potential competitors. These combinations may provide such competitors and potential competitors with a competitive advantage over us by enabling them to more rapidly expand their product offerings and service capabilities to meet a broader range of customer needs. Many of our customers and potential customers are relatively large companies that require global support and service for their semiconductor manufacturing equipment. Our larger competitors have more extensive infrastructures than we do, which could place us at a disadvantage when competing for the business of global semiconductor device manufacturers.

     We expect our competitors to continue to improve the design and performance of their products. There can be no assurance that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features, or that new processes or technologies will not emerge that render our products less competitive or obsolete. As a result of the substantial investment required to integrate capital equipment into a production line, we believe that once a manufacturer has selected certain capital equipment from a particular vendor, the manufacturer generally relies upon that vendor to provide equipment for the specific production line application and may seek to rely upon that vendor to meet other capital equipment requirements. Accordingly, we may be at a competitive disadvantage for a protracted period of time with respect to a particular customer if that customer utilizes a competitor’s manufacturing equipment. There can be no assurance that we will be able to compete successfully in the future.
COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY BE VERY COSTLY, AND THE FAILURE TO COMPLY COULD RESULT IN LIABILITIES, FINES AND CESSATION OF OUR BUSINESS.
     We are subject to a variety of governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals. Current or future regulations could require us to purchase expensive equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by us to control the use of, or adequately restrict the discharge or disposal of, hazardous substances could subject us to future liabilities, result in fines being imposed on us, or result in the suspension of production or cessation of our manufacturing operations.
DUE TO OUR SIGNIFICANT LEVEL OF INTERNATIONAL SALES, WE ARE SUBJECT TO OPERATIONAL, FINANCIAL AND POLITICAL RISKS SUCH AS CURRENCY FLUCTUATIONS, UNEXPECTED CHANGES IN REGULATORY REQUIREMENTS, TARIFFS, POLITICAL AND ECONOMIC INSTABILITY, ADVERSE TAX CONSEQUENCES, OUTBREAKS OF HOSTILITIES AND DIFFICULTIES IN MANAGING FOREIGN SALES REPRESENTATIVES AND STAFFING FOREIGN BRANCH OPERATIONS.
     Our net sales attributable to customers outside the United States as a percentage of our total net sales were approximately 35.9% in fiscal 1997, 38.3% in fiscal 1998, 52.8% in fiscal 1999 and 58.5% in the nine month period ended June 30, 2000. We expect net sales outside the United States to continue to represent a significant portion of our future net sales. Sales to customers outside the United States are subject to various risks, including:
•	exposure to currency fluctuations;

•	political and economic instability, particularly in Taiwan and Korea;

•	unexpected changes in regulatory requirements in each of the countries outside the United States in which we operate;

•	tariffs and other market barriers in each of the countries outside the United States in which we operate;

•	potentially adverse tax consequences in each of the countries outside the United States in which we operate;

•	outbreaks of hostilities, particularly in Taiwan and Korea;

•	difficulties in managing foreign sales representatives and distributors in each of the countries outside the United States in which we operate; and

•	difficulties in staffing and managing foreign branch operations in each of the countries outside the United States in which we operate.
     In addition, because a majority of our international sales are denominated in U.S. Dollars, our ability to compete overseas could be adversely affected by a strengthening U.S. Dollar. Moreover, although we endeavor to meet technical standards established by foreign standards setting organizations, there can be no assurance that we will be able to comply with changes in foreign standards in the future. Our inability to design products to comply with foreign standards or any significant or prolonged decline in our international sales could harm our business, financial condition, results of operations and cash flows.
IF THE PROTECTION OF OUR PROPRIETARY RIGHTS IS INADEQUATE, OUR BUSINESS COULD BE HARMED.
     Our success depends in significant part on the technically innovative features of our products. We currently hold 74 U.S. patents, some with pending foreign counterparts, have 118 U.S. patent applications pending and intend to file additional patent applications as we deem appropriate. There can be no assurance that patents will issue from any of our pending applications or that existing or future patents will be sufficiently broad to protect our technology. While we attempt to protect our intellectual property rights through patents, copyrights and non-disclosure agreements, there can be no assurance that we will be able to protect our technology, or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries may not protect our intellectual property to the same extent as the laws of the United States. Moreover, there can be no assurance that our existing or future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide meaningful competitive advantages to us. In any of such events, our business, financial condition, results of operations and cash flows could be harmed.
     There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Although we are not aware of any infringement by our products of any patents or proprietary rights of others, further commercialization of our products could provoke claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend us against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by us, which by itself could have a material adverse effect on our financial condition, results of operations and cash flows. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities and damages to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could harm our business, financial condition, results of operations and cash flows.
PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS OR THE EFFORTS OF THIRD PARTIES TO ENFORCE THEIR OWN INTELLECTUAL PROPERTY RIGHTS AGAINST US, HAS IN THE PAST RESULTED IN, AND MAY IN THE FUTURE RESULT IN, COSTLY AND TIME-CONSUMING LITIGATION.
     In order to enforce any patents issued to or licensed by us, or to determine the scope or validity of a third party’s patent or other proprietary rights, we may be required to initiate litigation. Any such litigation, regardless of outcome, could be expensive and time consuming, and could subject us to significant liabilities or require us to re-engineer our product or obtain expensive licenses from third parties.
     For example, in August 1998, we filed suit against Novellus Systems, Inc. in the United States District Court for the Northern District of California (Case No. C-98-3089 DLJ), alleging infringement of two of our patents relating to single substrate processing tools used in electrochemical deposition of copper onto semiconductor wafers. We sought damages for past infringement, a permanent injunction prohibiting future infringement, treble damages for willful infringement, prejudgment interest and attorneys’ fees. Novellus answered the complaint by denying all of the allegations and counter-claiming for declaratory judgment of invalidity, noninfringement and attorneys’ fees. Novellus filed a motion for summary judgment of noninfringement, which motion was granted on March 17, 2000, and judgment was subsequently entered on May 12, 2000 dismissing the case. We filed an appeal to the United States Court of Appeals for the Federal Circuit on May 15, 2000, seeking review of the ruling on the motion for summary judgment. We can provide no assurance of the prospect of our success in such litigation.

OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY BE LESS EFFECTIVE IN SOME FOREIGN COUNTRIES WHERE INTELLECTUAL PROPERTY RIGHTS ARE NOT AS WELL PROTECTED AS IN THE UNITED STATES.
     In fiscal 1999, approximately 52.8% of our net sales was derived from sales in foreign countries, including certain countries in Asia such as Japan, Korea and Taiwan. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries, some of which are countries in which we have sold and continue to sell systems. For example, Taiwan is not a signatory to the Patent Cooperation Treaty, which is designed to specify rules and methods for defending intellectual property internationally. In Taiwan, the publication of a patent prior to its filing would invalidate the ability of a company to obtain a patent. Similarly, in contrast to the United States where the contents of patents remain confidential during the patent prosecution process, the contents of a patent are published upon filing which provides competitors an advanced view of the contents of a patent application prior to the establishment of patent rights. There is a risk that our means of protecting our proprietary rights may not be adequate in these countries. Our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.
WE DEPEND ON OUR KEY CUSTOMERS.
     Our ten largest customers accounted for 52.2% of net sales in fiscal 1997, 54.6% in fiscal 1998, 50.9% in fiscal 1999 and 57.8% in the nine months ended June 30, 2000. We expect this trend to continue. Although the composition of our largest customers has changed from year to year, the loss of, or a significant curtailment of purchases by, one or more of our key customers or the delay or cancellation of a large order could cause our net sales to decline significantly which would harm our business, financial condition, results of operations and cash flows. Similarly, delays in payments by key customers could have a significant impact on our cash flows.
     There is a limited number of mostly large companies operating in the highly concentrated, capital intensive semiconductor industry. Accordingly, we expect that we will continue to depend on a small number of large companies for a significant portion of our net sales. In addition, as large semiconductor manufacturers seek to establish closer relationships with their suppliers, we expect that our customer base will become even more concentrated.
OUR DEPENDENCE ON KEY SUPPLIERS COULD DELAY SHIPMENTS AND INCREASE OUR COSTS.
     Some components and subassemblies included in our products are obtained from a single source or a limited group of suppliers. The loss of, or disruption in, shipments from these sole or limited source suppliers could in the short-term adversely affect our business and results of operations. Further, a significant increase in the price of one or more of these components could harm our business, financial condition, results of operations and cash flows.
ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.
     The anti-takeover provisions of Montana law and our Articles of Incorporation and bylaws may make a change of control of Semitool difficult, even if a change of control would be beneficial to our shareholders. Our Articles of Incorporation authorize our Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without further vote or action by the shareholders. Although we have no present plans to issue any preferred stock, we view the authorized preferred stock as a financing vehicle. In addition, under Montana law and our charter documents, our Board of Directors may adopt additional anti-takeover measures in the future.
     Any anti-takeover provisions, including any issuance of preferred stock, could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of us. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

COMPETITIVE CONDITIONS IN OUR INDUSTRY MAY LEAD TO INCREASED PRICE COMPETITION OR LOSS OF MARKET SHARE FOR OUR PRODUCTS.
     Due to intense competitive conditions in the semiconductor equipment industry, we have from time to time selectively reduced prices on our systems in order to protect our market share, and competitive pressures may necessitate further price reductions. Our competitors are likely to announce the introduction of new products or lower prices which will affect the prices of our systems and the level of discounts we grant our customers. To the extent that any of our semiconductor equipment systems are not distinguished from those of our competitors by significant technological advantages, we may experience increased price competition or loss of market share with respect to those systems.
WE MUST ATTRACT AND RETAIN KEY PERSONNEL INCLUDING A PRESIDENT AND A VICE PRESIDENT OF SALES, TO HELP DIRECT AND SUPPORT OUR FUTURE GROWTH. COMPETITION FOR SUCH PERSONNEL IN OUR INDUSTRY IS HIGH.
     Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, customer support, finance and manufacturing personnel. The loss of any of these key personnel, particularly our Chairman, President and Chief Executive Officer Raymon F. Thompson, who would be extremely difficult to replace, could harm our business and operating results. We do not have key person life insurance on any of our executives. From time to time, we search for new members of our key management team and are currently looking for a president and vice president of sales. In addition, at times in our industry, we have often experienced significant employee attrition, and we may experience further attrition in the event of a future downturn. Further, to support future growth, we will need to attract and retain additional qualified employees. Competition for such personnel in our industry is intense, and we may not be successful in attracting and retaining qualified senior executives and other employees.
WE MANUFACTURE SUBSTANTIALLY ALL OF OUR EQUIPMENT AT A SINGLE FACILITY, AND ANY PROLONGED DISRUPTION IN THE OPERATIONS OF THAT FACILITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR NET SALES.
     We manufacture substantially all of our equipment in our primary manufacturing facility located in Kalispell, Montana. Our manufacturing processes are highly complex and require sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, destruction or damage as a result of a fire or any other reason, could seriously harm our ability to satisfy our customer order deadlines. If we cannot timely deliver our systems, our net sales could suffer a material adverse effect.
WE RELY UPON INDEPENDENT SALES REPRESENTATIVES FOR A SIGNIFICANT PORTION OF OUR SALES, AND A DISRUPTION IN OUR RELATIONSHIPS WITH THESE REPRESENTATIVES COULD HAVE A NEGATIVE IMPACT ON OUR SALES IN CHINA, JAPAN AND TAIWAN.
     Historically, a substantial portion of our sales have been made through independent sales representatives and distributors. Currently, we do not use any distributors. We expect that sales through independent sales representatives will represent a material portion of our sales for the next several years. In particular, all our sales in China and Taiwan and some sales in Japan will continue to be made through independent sales representatives for the next several years. In some locations, our independent sales representatives also provide field service to our customers. The activities of these representatives are generally not within our control. A reduction in the sales or service efforts or financial viability of any of our independent sales representatives, or a deterioration or termination of any of our relationships with them, could harm our net sales, our financial results and our ability to support our customers.
SINCE A SUBSTANTIAL PORTION OF OUR NET SALES ARE DERIVED FROM SALES IN FOREIGN COUNTRIES THAT ARE DENOMINATED IN U.S. DOLLARS, WE COULD EXPERIENCE A SIGNIFICANT DECLINE IN SALES OR EXPERIENCE COLLECTION PROBLEMS IN THE EVENT THE U.S. DOLLAR BECOMES MORE EXPENSIVE RELATIVE TO LOCAL CURRENCIES.
     A substantial portion of our international sales are denominated in U.S. Dollars. As a result, if the U.S. Dollar rises in value in relation to foreign currencies, our systems will become more expensive to customers outside the United

States and less competitive with systems produced by competitors outside the United States. Such conditions could negatively impact our international sales. Foreign sales also expose us to collection risk in the event it becomes more expensive for our foreign customers to convert their local currencies into U.S. Dollars.
IF WE DELIVER SYSTEMS WITH DEFECTS, OUR CREDIBILITY WILL BE HARMED AND THE SALES AND MARKET ACCEPTANCE OF OUR SYSTEMS WILL DECREASE.
     Our systems are complex and sometimes have contained errors, defects and bugs when introduced. If we deliver systems with errors, defects or bugs, our credibility and the market acceptance and sales of our systems could be harmed. Further, if our systems contain errors, defects or bugs, we may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to product liability as a result of lawsuits against us or against our customers. We have agreed to indemnify our customers in some circumstances against liability arising from defects in our systems. Our product liability policy currently provides only limited coverage per claim. In the event of a successful product liability claim, we could be obligated to pay damages which are not covered by product liability insurance or which are significantly in excess of our product liability insurance limits.
A SMALL GROUP OF MAJOR SHAREHOLDERS WILL CONTINUE TO HAVE A SIGNIFICANT INFLUENCE OVER OUR BUSINESS AFTER THIS OFFERING AND COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OR OTHER BUSINESS COMBINATION.
     As of March 31, 2000, Raymon F. Thompson, our Chairman, President and Chief Executive Officer, held approximately 44.7% of our outstanding stock. In addition, as of March 31, 2000, our officers and directors as a group held approximately 45.4% of our outstanding stock. These ownership positions could be reduced, if Mr. Thompson or any of our other officers or directors sell stock in this offering. The interests of these shareholders may not always coincide with our interests or those of our other shareholders. By virtue of their stock ownership and board representation, these shareholders will continue to have a significant influence over all matters submitted to our Board of Directors and our shareholders, including the election of our directors, and will be able to exercise significant control over our business, policies and affairs. Through their concentration of voting power, these shareholders, acting individually or together, could cause us to take actions that we would not consider absent their influence, or could delay, deter or prevent a change of control of us or other business combination that might otherwise be beneficial to our other shareholders.
OUR BACKLOG MAY NOT RESULT IN FUTURE NET SALES.
     We schedule the production of our systems based in part upon order backlog. Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. In addition, while we evaluate each customer order on a case by case basis to determine qualification for inclusion in backlog, there can be no assurance that amounts included in backlog will ultimately result in future sales. A reduction in backlog during any particular period, or the failure of our backlog to result in future sales, could harm our business.
WE HAVE EXPERIENCED A PERIOD OF RAPID GROWTH AND IF WE ARE NOT ABLE TO SUCCESSFULLY MANAGE THIS AND FUTURE GROWTH, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE SIGNIFICANTLY HARMED.
     We have recently experienced a significant growth in net sales. Our net sales increased 96.1% from approximately $86.1 million during the nine months, ended June 30, 1999 to approximately $168.8 million during the nine months ended June 30, 2000. In addition, our consolidated orders backlog increased 116.3% from approximately $49.6 million at June 30, 1999 to $107.3 million at June 30, 2000. We cannot assure you we will be able to continue to maintain or increase the level of net sales in future periods. Further, this growth has placed, and is expected to continue to place, a significant strain on our management and operations. If we are unable to effectively manage this growth, our business, financial condition and results of operations could be significantly harmed.

OUR STOCK PRICE MAY BE VOLATILE AND OUR COMMON STOCK MAY BE THINLY TRADED, WHICH COULD CAUSE INVESTORS TO LOSE A SUBSTANTIAL PART OF THEIR INVESTMENTS IN OUR COMMON STOCK.
     The stock market in general, and the stock prices of technology companies in particular, have recently experienced volatility which has often been unrelated to the operating performance of any particular company or companies. If market or industry-based fluctuations continue, our stock price could decline regardless of our actual operating performance and investors could lose a substantial part of their investments. The market price of our common stock will likely fluctuate in response to a number of factors, including the following:
•	variations in our operating results;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	our failure to meet the performance estimates of securities analysts;

•	changes in financial estimates of our net sales and operating results by securities analysts;

•	stock market price and volume fluctuations attributable to inconsistent trading volume levels; and

•	general stock market conditions.
WE COULD BE SUBJECT TO CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY, WHICH, IF IT OCCURS, WILL DISTRACT OUR MANAGEMENT AND COULD RESULT IN SUBSTANTIAL COSTS OR LARGE JUDGMENTS AGAINST US.
     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause harm to our business, financial condition and results of operations.
WE HAVE BROAD DISCRETION IN HOW WE MAY USE THE OFFERING PROCEEDS AND THE MANNER IN WHICH WE MAY INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE, OR ANY, RETURN FOR US.
     The net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes, unless otherwise indicated in the applicable prospectus supplement. Thus, our management has broad discretion over how the net proceeds of this offering will be used and could spend the net proceeds in a way with which you may not agree. We cannot assure you that the net proceeds will be invested in a way that yields a favorable, or any, return for us.
CHANGES TO ACCOUNTING STANDARDS AND RULES COULD ADVERSELY AFFECT THE AMOUNT AND TIMING OF RECOGNITION OF REVENUE.
     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. When we adopt SAB 101, currently required by the fourth quarter of fiscal 2001, we expect to recognize revenue when we substantially complete the terms of the applicable sales arrangement, which generally occurs upon the customers’ acceptance of our product. While we have not fully assessed the impact on us of the adoption of SAB 101, we believe that it may require a significant amount of our quarterly net sales to be deferred. Any change in our revenue recognition policy resulting from the implementation of SAB 101 would be reported as a change in accounting principle in the quarter in which we implemented SAB 101, with a cumulative adjustment in that quarter to reflect the effect of the change. As a result, while SAB 101 would not affect the fundamental aspects of our operations as measured by our shipments and cash flows, implementation of SAB 101 could have an adverse effect on our reported results of operations in the quarter that SAB 101 is implemented.
YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS.
     Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions to identify such forward-looking statements. This prospectus and the documents incorporated by reference may also contain forward-looking statements attributed to certain third parties. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

SEMITOOL, INC.
     Semitool is a worldwide leader in the design, development, manufacture and support of high performance wet chemical processing equipment for use in the fabrication of semiconductor devices. Our primary families of tools include electrochemical deposition systems for the plating of copper interconnects for integrated circuits and other metals for various applications, and wafer surface preparation systems for cleaning, stripping and etching processes. This suite of technologically innovative batch and single wafer processing tools leverages our core wet chemical expertise and our more than two decades of innovation and experience building and supporting production-proven semiconductor fabrication equipment.
     The manufacturing of integrated circuits, called ICs, requires up to 350 complex and repetitive process steps to layer materials and create various features on a silicon wafer. Deposition is a process in which a film of either electrically insulating or conductive material, such as copper, is deposited on the surface of the wafer. The deposition of these film layers is interspersed with a number of other processes, including cleaning, stripping and etching, which selectively remove materials and otherwise condition the surface of the wafer. The IC manufacturing industry is experiencing several trends that are increasing the demand for wet chemical processing equipment that enables the fabrication of advanced ICs. These trends include:
•	development of smaller feature geometries;

•	transition to copper as a material for creating the circuitry, or interconnect, between the components of an integrated circuit; and

•	migration to larger (300 millimeter diameter) wafers.
     Our objective is to be the leading provider of innovative wet chemical processing equipment to IC manufacturers. To achieve this goal, we intend to pursue the following strategies:
•	maintain and expand our technology leadership by continuing to invest in research and development that leverages our wet chemical expertise;

•	offer a broad range of differentiated products for use in diverse IC manufacturing process applications;

•	leverage our process expertise across a variety of markets and applications; and

•	capitalize on our design and manufacturing expertise.
     With more than 20 years dedicated to the semiconductor and related industries, we have applied our wet chemical expertise in design, engineering, process and manufacturing to deliver innovations in electrochemical deposition and cleaning, stripping and etching processes to our global customer base. Our customers include many of the major semiconductor device manufacturers worldwide, including Advanced Micro Devices, Conexant Systems, Fujitsu, IBM, Infineon, Intel, Lucent Technologies, Maxim Integrated Products, Motorola, NEC, Philips Semiconductor, Samsung, STMicroelectronics, TSMC and UMC.
     Our principal executive offices are located at 655 West Reserve Drive in Kalispell, Montana 59901, and our telephone number is (406) 752-2107. Our website address is www.semitool.com. The information in our website does not constitute a part of this prospectus and is not incorporated into this prospectus by reference.
     We own the registered trademark “Semitool.” This prospectus also includes other trademarks and tradenames of Semitool and third parties.

USE OF PROCEEDS
     Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any sale of securities pursuant to this prospectus for general corporate purposes.
DIVIDEND POLICY
     We have never declared or paid any cash dividends. We currently expect to retain future earnings, if any, to finance the growth and development of our business.
DESCRIPTION OF SECURITIES
     Our authorized capital stock consists of 75,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.
     The following description of our capital stock is not complete and is qualified in its entirety by our Charter and bylaws, as amended, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Montana laws.
COMMON STOCK
     As of June 30, 2000, there were 28,296,850 shares of common stock outstanding, held of record by approximately 128 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of any offering will be fully paid and non-assessable.
     The common stock is listed on the Nasdaq National Market under the symbol “SMTL.” The transfer agent and registrar for our common stock is BankBoston, N.A.
PREFERRED STOCK
     Under our Articles of Incorporation, as amended, our Board of Directors may direct the issuance of up to 5,000,000 shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our Board of Directors without any further vote or action by our shareholders.
GENERAL
     Because our Board of Directors has the power to establish the preferences, powers and rights of each class of preferred stock, it may afford the holders of any class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class of preferred stock will be described in the prospectus supplement relating to that class, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants. The description of preferred stock set forth below and the description of the terms of a particular class of preferred stock set forth in a prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the Certificate of Designation relating to that class.
     The preferences and other terms of the preferred stock of each class will be fixed by the Certificate of Designation relating to the class. A prospectus supplement relating to each class of preferred stock will specify the following terms:
•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether the preferred stock is cumulative or not and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be converted into common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of any material federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

•	any voting rights of the preferred stock.
RANK
     Unless otherwise specified in the applicable prospectus supplement, the preferred stock will be, with respect to dividends and upon our voluntary or involuntary liquidation, dissolution or winding up:

•	senior to all classes or series of common stock and to all of our equity securities the terms of which provide that the equity securities shall rank junior to the preferred stock;

•	junior to all equity securities that we issue which rank senior to the preferred stock; and

•	on a parity with all equity securities that we issued other than those that are referred to in the bullet points above.
     The term “equity securities” does not include convertible debt securities.
DEPOSITARY SHARES
GENERAL
     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary (the “preferred stock depositary”) shares of a class of preferred stock represented by depositary shares pursuant to a separate deposit agreement among us, the preferred stock depositary and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares (“depositary receipts”). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the class of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).
     The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipt are summaries of certain anticipated provisions. These summaries are not complete and may be modified by the applicable prospectus supplement. For more detail you should refer to the deposit agreement itself, which will be filed as an exhibit to the registration statement of which this prospectus is a part or incorporated by reference in this registration statement by a Form 8-K.
DIVIDENDS AND OTHER DISTRIBUTIONS
     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.
     In the event of a distribution other than in cash, the preferred stock depositary will distribute property that it receives to the record holders of depositary receipts entitled to the property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.
WITHDRAWAL OF STOCK
     Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary, the holders will be entitled to delivery at the corporate trust office, or upon each such holder’s order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares.
REDEMPTION OF DEPOSITARY SHARES
     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of the depositary shares representing shares of such class or series of preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding portion of the redemption price and any other amounts per share payable with respect to such class or series of preferred stock. If we redeem fewer than all the depositary shares, we will select the depositary shares that we will redeem pro rata (as nearly as may be practicable without creating fractional depositary shares), by lot or by any other equitable method that we determine.
     From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption upon surrender of the depositary receipts to the preferred stock depositary.
VOTING OF THE PREFERRED STOCK
     Upon receipt of notice of any meeting at which the holders of a class of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such class of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for such class of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The preferred stock depositary will vote the amount of such class or series of preferred stock represented by the depositary shares in accordance with such instructions, and we will agree to take all reasonable action which the preferred stock depositary may deem necessary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from the preferred stock depositary’s negligence or willful misconduct.
LIQUIDATION PREFERENCE
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by the depositary receipt as set forth in the applicable prospectus supplement.
CONVERSION OF PREFERRED STOCK
     The depositary shares, as such, will not be convertible into common stock or any other securities or property. Nevertheless, if stated in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the applicable preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of a class or series of preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of a class or series of preferred stock or other shares of stock, and we have agreed that upon receipt of these instructions and any amounts payable, we will cause the conversion of the shares of preferred stock utilizing the same procedures as those provided for delivery of preferred stock to effect the conversion. If we convert only a portion of depositary shares evidenced by a depositary receipt, we will issue a depositary receipt or receipts for any depositary shares that we do not convert. We will not issue fractional shares of common stock upon conversion, and if conversion will result in a fractional share, we will pay an amount in cash by equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT
     The form of depositary receipt evidencing depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially or adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment will impair the right, subject to certain anticipated exceptions in the deposit agreements, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class of preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the applicable deposit agreement as amended.
CHARGES OF A PREFERRED STOCK DEPOSITARY
     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of our duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.
RESIGNATION AND REMOVAL OF DEPOSITARY
     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company with its principal office in the United States and a combined capital and surplus of at least $50,000,000.
MISCELLANEOUS
     The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us which are received by the preferred stock depositary with respect to the related preferred stock.
     We will not be liable, and the preferred stock depositary will not be liable, if we are prevented or it is prevented from or delayed in, by law or any circumstances beyond its or our control, performing the obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, and the preferred stock depositary will not be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. We may rely on, and the preferred stock depositary may rely on, written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons that we believe in good faith to be competent to give such information, and on documents that we believe in good faith to be genuine and signed by a proper party.
     If a preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and from us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received by us.

WARRANTS
     We currently have no warrants outstanding (other than options issued under our stock option plans). We may issue warrants for the purchase of common stock or preferred stock. We may issue warrants independently or together with any other securities offered pursuant to any prospectus supplement and warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the warrants. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.
     The applicable prospectus supplement will describe the terms of the warrants in respect of which we are delivering this prospectus, including, where applicable, the following:
•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of any securities with which the warrants are issued and the number of any warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	the price at which each share of preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
DEBT SECURITIES
GENERAL
     The debt securities may be secured or unsecured and may be senior or subordinated indebtedness. Unless otherwise specified in the applicable prospectus supplement, the debt securities are to be issued under an indenture, as amended or supplemented from time to time, among us and a trustee chosen by the Company and qualified to act as trustee under the Trust Indenture Act of 1939, as amended. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this section relating to the indenture and the debt securities are summaries of certain provisions of the debt securities and the indenture. These summaries are not complete. For more detail you should refer to the indenture, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

TERM
     We will describe the particular terms of the debt securities offered by a prospectus supplement in the applicable prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus. Accordingly, for a description of the terms of any series of debt securities, you must refer to both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus. A prospectus supplement may change any of the terms of the debt securities described in this prospectus.
     We may offer under this prospectus up to $75,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) aggregate principal amount of debt securities or if debt securities are issued at a discount, such principal amount as may be sold for an initial public offering price of up to $75,000,000. Unless we state otherwise in any prospectus supplement, we may issue the debt securities in one or more series, as established from time to time by us. We need not issue all debt securities of one series at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.
     We may, but need not, designate more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee and, except as we state otherwise in this prospectus, any action to be taken by a trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.
     The following summaries set forth certain general terms and provisions of the indenture and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of the debt securities, including the following specific terms:
•	the title of the debt securities;

•	the limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates, or the method for determining the date or dates, on which we will pay the principal of the debt securities;

•	the rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which the debt securities will bear interest, if any;

•	the date or dates (or the method for determining the date or dates) from which any interest will accrue, the dates upon which any interest will be payable and the record dates for payment of interest (or the method by which the record dates will be determined);

•	the place or places, if any, other than or in addition to the borough of Manhattan, the city of New York, where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	any obligation we have to redeem, repay or repurchase the debt securities, in whole or in part, at the option of a holder of the debt securities, and the period or periods within which, the date or dates on which the price or prices at which and the terms and conditions upon which we will redeem, repay or repurchase the debt securities;

•	if other than the trustee, the identity of each security registrar and/or paying agent;

•	any conversion or exchange provisions of the debt securities;

•	any provisions granting special rights to holders of the debt securities;

•	any deletions from, modifications of, or additions to the events of default or covenants by us with respect to the debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants with the indenture;

•	the person to whom any interest will be payable, if other than the person in whose name the debt security is registered; and

•	any other terms of the debt securities and any deletions from or modifications or additions to the indenture in respect of the debt securities (whether or not consistent with the other provisions of the indenture).
     We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In such cases, we will describe any material U.S. federal income tax, accounting and other considerations in the applicable prospectus supplement.
CONVERSION AND EXCHANGE
     The applicable prospectus supplement will specify the terms and conditions, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the number of shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the market price of common stock or preferred stock as of a time stated in the prospectus supplement.
DENOMINATIONS AND INTEREST
     Unless we specify otherwise in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Unless we specify otherwise in the applicable prospectus supplement, interest on any series of debt securities will be payable to the person in whose name the security is registered at the close of business on the record date for such interest at our office. However, unless we provide otherwise in the applicable prospectus supplement, we may make interest payments by check mailed to the address of the person entitled to the interest as it appears in the applicable register for debt securities or by wire transfer of funds to such person at an account maintained within the United States.

GLOBAL NOTES
     Unless we specify otherwise in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more fully registered book-entry debt securities of such series (each, a “Global Note”) that will be deposited with, or on behalf of The Depository Trust Company, New York, New York (“DTC”). Global Notes will be issued in fully registered form.
     We anticipate that the Global Notes will be deposited with, or on behalf of DTC, and that such Global Note will be registered in the name of Cede & Co., DTC’s nominee. Unless we specify otherwise in the applicable prospectus supplement, the Company further anticipates that the following provisions will apply to the depository arrangements with respect to the Global Notes.
     So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by the Global Note for all purposes under the indenture. Except as described below, owners of beneficial interests in the Global Notes will not be entitled to have debt securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders of the debt securities under the indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in the Global Notes.
     The Global Notes will be exchangeable for certificated debt securities only if:
•	DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the exchange act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by us within 90 days after the company receives such notice or becomes aware of such ineligibility;

•	we in our sole discretion determine that the global notes shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default with respect to debt securities of any series under the indenture and beneficial owners representing a majority in aggregate principal amount of the debt securities of such series represented by a global note advise DTC to cease acting as depository. upon any such exchange, owners of a beneficial interest in such global note will be entitled to physical delivery of individual debt securities of such series in certificated form of like tenor, terms and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by DTC’s relevant participants (as identified by DTC) to the trustee. debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.
MERGER, CONSOLIDATION OR SALE OF ASSETS
     Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that we will not, in any transaction or series of transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into any other person unless:
•	either we are the continuing person or the successor person (if other than the company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of debt securities, and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to the transaction and treating any debt which becomes an obligation of ours or any of our subsidiaries as a result of such transaction as having been incurred by the company or such subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•	we deliver to the trustee an officers’ certificate and legal opinion covering these conditions.
     In the event that we are not the continuing person, then, for purposes of the second bullet point above, the successor person will be deemed to us.
     Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which we are not the continuing legal entity, the successor entity formed by the consolidation or into which we are merged or to which the sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if the successor entity has been named as us in the indenture and we will be released (except in the case of a lease) from its obligations under the indenture and the debt securities.
EVENTS OF DEFAULT, NOTICE AND WAIVER
     Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the following events are “events of default” with respect to any series of debt securities issued under the indenture:
•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of or premium, if any, on any debt security of that series when due and payable;

•	default in the performance or breach of any covenant or warranty of the company in the indenture with respect to any debt security of that series (other than a covenant or warranty the default or breach of which is specifically dealt with in the indenture), which default continues uncured for a period of 60 days after receipt of written notice as provided in the indenture;

•	default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of the company or any mortgage, indenture, note, bond, capitalized lease or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

•	certain events of bankruptcy, insolvency or reorganization with respect to the company, the company or any significant subsidiary of the company (as defined in regulation s-x under the securities act of 1933, as amended); and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

     A supplemental indenture establishing the terms of a particular series of debt securities may delete, modify or add to the events of default described above.
     No event of default with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.
     The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
     If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare all debt securities of that series to be due and payable immediately.
     At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if:
•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue installments of interest on all outstanding debt securities of that series;

•	the principal of (and premium, if any, on) any outstanding debt securities of that series which have become due otherwise than by such declaration of acceleration, and interest thereon at the rates provided for in such debt securities; and

•	to the extent lawful, interest upon overdue installments of interest at the rate or rates provided in such debt securities; and

•	all events of default with respect to debt securities of that series, other than the nonpayment of the principal of (or premium, if any) or interest on debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived.
     The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of such series waive any past default under the indenture with respect to such debt securities and its consequences, except a default:
•	in the payment of the principal of (or premium, if any) or interest on or payable in respect of any debt security of such series; or

•	in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.
     If the trustee knows of a default with respect to the debt securities of any series, the indenture requires the trustee, within 90 days after the default, to give notice to the holders of such debt securities, unless such default shall have been cured or waived. However the trustee may withhold notice to the holders of any debt securities of such series of any default (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any debt security of such series) if the trustee determines such withholding is in the interest of such holders.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of outstanding debt securities, unless the holders offer the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
     No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
     The indenture requires us, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to compliance with the indenture. Further, upon any request by us to take any action under the indenture, we will furnish to the trustee:
•	an officers’ certificate stating that all conditions precedent, if any, provided for in the indenture relating to the proposed action have been complied with; and

•	an opinion of counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with.
MODIFICATION AND WAIVER
     We may modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments except that we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:
•	change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on such debt security;

•	reduce the principal amount of debt securities or the rate or amount of interest on such debt securities, or any premium payable on such debt security;

•	adversely affect the right of any holder of debt securities to repayment of such debt security at the holder’s option;

•	change the place, or the currency, for payment of principal of (or premium, if any) such debt security;

•	impair the right to institute suit for enforcement of any payment on or with respect to such debt security;

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver or reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.
     The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive the Company’s compliance with certain covenants of the indenture.
     Modifications and amendments of the indenture may be made by the Company and the trustee without the consent of any holder of debt securities issued thereunder for any of the following purposes:
•	to evidence the succession of another person to the company under the indenture;

•	to add to the covenants of the company for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the company in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of the debt securities in certificated form, provided that such action shall not adversely affect the interests of the holders of any debt securities in any material respect;

•	to secure the debt securities;

•	to provide for the acceptance of appointment by a successor trustee or to facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture or to add or change any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series or any related guarantees in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities n any material respect.

     The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of the debt securities of a series, debt securities of each series owned by the Company or any other obligor upon such debt securities or any affiliate of the Company or of such other obligor will be disregarded.
     The indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by the Company or the Holders of 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of such series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less or more than a majority, in principal amount of the outstanding debt securities of such series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of such series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of any series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage, which is less or more than a majority, in principal amount of the outstanding debt securities of such series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.
     Notwithstanding the provisions described above, the indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities of such series affected thereby:
•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that are entitled to vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.
Defeasance of debt securities and certain covenants in certain circumstances
     Legal Defeasance and Covenant Defeasance. Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the Company may elect:
•	to be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (“Legal Defeasance”); or
•	to be released from compliance with the covenants in the indenture (“Covenant Defeasance”).
     The Company will be so discharged upon the deposit with the trustee, in trust, of money and/or Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay and discharge each installment of principal (and premium, if any) and interest on the debt securities of that series on the scheduled due dates or the applicable redemption date in accordance with the terms of the indenture and those debt securities.
     This trust may only be established if, among other things:
•	the company has delivered to the trustee a legal opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for united states federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, and such legal opinion, in the case of legal defeasance, must refer to and be based upon a ruling of the internal revenue service or a change in applicable united states federal, income tax law occurring after the date of the indenture;

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the company is a party or by which it is bound; and

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities shall have occurred and shall be continuing on the date of, or, solely in the case of events of default due to certain events of bankruptcy, insolvency, or reorganization, during the period ending on the 91st day after the date of, such deposit into trust.
     “Government Obligations” means securities which are:
•	direct obligations of the United States of America, for the payment of which obligations its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the united states of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America and which, in either of the above cases, are not callable or redeemable at the option of the issuer thereof and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as provided by law) such custodian is not authorized to make any amount received by the custodian.
SUBORDINATION
     The applicable prospectus supplement will set forth the terms and conditions, if any, upon which the debt securities are subordinated to other indebtedness of the Company. Such terms will include a description of the indebtedness ranking senior to the debt securities, the restrictions on payments to the holders of such debt securities while a default with respect to such senior indebtedness is continuing, the restrictions, if any, on payments to the holders of such debt securities following an event of default, and provisions requiring holders of such debt securities to remit certain payment to holders of senior indebtedness.

WARRANTS TO PURCHASE DEBT SECURITIES
     The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a warrant agreement to be entered into by us and a warrant agent to be selected at the time of issue.
GENERAL
     The debt warrants, evidenced by warrant certificates, may be issued under the debt warrant agreement independently or together with any debt securities offered by any prospectus supplement and may be attached to or separate from such debt securities. If debt warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:
•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each such debt security;

•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	federal income tax consequences;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.
     Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of debt securities (except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an indenture and the series of debt securities issuable upon exercise of the debt warrants) and are not entitled to payments of principal of and interest, if any, on the debt securities.
EXERCISE OF DEBT WARRANTS
     Debt warrants may be exercised by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the prospectus supplement. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder and at the sole cost and risk of such holder. If less than all of the debt warrants evidenced by the warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.
PLAN OF DISTRIBUTION
     We may sell securities offered pursuant to any applicable prospectus supplement directly to one or more purchasers or though agents or underwriters. We may sell securities offered pursuant to any applicable prospectus supplement in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. We will name any underwriter or agent involved in the offer and sale of the securities in the applicable prospectus supplement.
     We may distribute the securities from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
     We also may, from time to time, authorize underwriters acting as our agents to offer and sell securities upon the terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.
     Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
     We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to reimburse these persons for certain expenses. We will describe any indemnification agreements in the applicable prospectus supplement.
     Unless we specify otherwise in the related prospectus supplement, each series of securities offered will be a new issue with no established trading market, other than the common stock which is listed on the Nasdaq National Market System. Any shares of common stock sold pursuant to a prospectus supplement may be listed on the Nasdaq National Market System, subject to official notice of issuance. We may elect to list any series of preferred stock and any series of debt securities, depository shares or warrants on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.
     If indicated in the applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the united states to which the institution is subject; and

•	if the securities are sold to underwriters, we shall have sold to the underwriters the total principal amount of the offered securities less the principal amount covered by the delayed delivery contracts.
     To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the debt securities by bidding for or purchasing debt securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.
LEGAL MATTERS
     The validity of the Securities offered hereby will be passed upon for us by Crowley, Haughey, Hanson, Toole & Dietrich, P.L.L.P., Kalispell, Montana.
EXPERTS
The financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.